Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195220 on Form F-10 and Registration Statement Nos. 333-180494, 333-180495 and 333-206162 on Form S-8, and to the use of our reports dated March 24, 2016 relating to the consolidated financial statements of Pan American Silver Corp. and the effectiveness of Pan American Silver Corp.’s internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

March 24, 2016